News Release For Immediate Release Company Contact: Jack Collins, Investor Relations Phone: (405) 702-7460 Websites: www.qrcp.net & www.qelp.net

Quest Announces Second Quarter 2008 Earnings Release and Conference Call

OKLAHOMA CITY – August 4, 2008 – Quest Resource Corporation (NASDAQ: QRCP) and Quest Energy Partners, L.P. (NASDAQ: QELP) today announced that they will release second quarter 2008 earnings and host a conference call on Tuesday, August 12, 2008. Jerry D. Cash, Chairman and Chief Executive Officer, David C. Lawler, Chief Operating Officer, and David E. Grose, Chief Financial Officer, will review results and be available for a question and answer session.

To participate, investors and analysts in the U.S. may dial (877) 675-4752 shortly before 11:00 a.m. (ET). International investors may dial (719) 325-4848. The passcode for the live call and telephonic replay is 4681784. Investors may access the respective press releases and the live audio webcast or replay of the call at http://www.qrcp.net or http://www.qelp.net. The telephonic replay can be accessed after the call through August 15, 2008 at (888) 203-1112 or (719) 457-0820 (international).

About Quest Resource Corporation and Quest Energy Partners, L.P.

Quest Resource Corporation is a fully integrated E&P company that owns: the right to develop approximately 130,000 net acres in the Appalachian Basin of the northeastern United States, including 122,600 acres prospective for the Marcellus Shale; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P.; and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Energy Partners, L.P. was formed by Quest Resource Corporation to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations in the Basin. The partnership also owns natural gas and oil producing wells in the Appalachian Basin of the northeastern United States and in Seminole County, Oklahoma. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corporation to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns approximately 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.